EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Sixteen Weeks Ended Nov. 11, 2000 and Nov. 13, 1999
                                           Sixteen Weeks Ended
                                         ----------------------
                                          Nov. 11,     Nov. 13,
                                            2000         1999
                                         ---------    ---------
Diluted:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  2,955     $ (2,663)
      From discontinued operations         (3,297)        (680)
                                         ---------    ---------
        Net loss                         $   (342)    $ (3,343)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,828       17,784
  Shares issuable under employee
    stock plans - weighted average             38           --*
  Dilutive effect of exercise of
    certain stock options                     183           --*
  Less: Treasury stock-weighted average   (10,126)      (7,946)
                                         ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    7,923        9,838
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.37     $  (0.27)
      From discontinued operations          (0.41)       (0.07)
                                         ---------    ---------
        Net loss                         $  (0.04)    $  (0.34)
                                         =========    =========

* The dilutive effect of stock options in the amount of 368,912 shares and 40,967 shares issuable under employee stock plans were not considered as the effect is antidilutive.